Exhibit 99.2

Oceaneering Declares Quarterly Dividend

April 25, 2016 - Houston, Texas - Oceaneering International, Inc. ("Oceaneering" or "the Company") (NYSE:OII) announced today that its Board of Directors declared a regular quarterly dividend of $0.27 per common share. The dividend is payable June 17, 2016 to shareholders of record at the close of business on May 27, 2016.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For more information on the Company, please visit Oceaneering's website at www.oceaneering.com.

Contact:
Suzanne Spera
Director, Investor Relations
Oceaneering International, Inc.
713-329-4707
investorrelations@oceaneering.com